Exhibit 99.2

Qs and As on the 9.5% Provision

1.    What is this provision?

      To encourage lenders to make student loans through the Federal Family Education Loan Program, Congress provided for a 9.5% interest rate floor on certain loans in low interest rate environments. The provision also included a reduction in lender yield in higher interest rate environments, referred to as a "one-half special allowance payment."

      For many years, as interest rates remained high, lenders received one-half of their special allowance payment. In today's low interest rate environment, lenders receive the 9.5% floor provision. Because of this, the cost of the provision to the federal government has increased substantially.

2. Why does Nelnet support the elimination of this provision and the redirection of the funds into other programs for students?

      Nelnet believes these federal dollars would be better utilized by redirecting the savings into other students aid programs that increase access and opportunities for students seeking a higher education.

3. If Nelnet supports the elimination of the provision, why has the company utilized the provision for financial gain?

      In support of the May 5, 2004, introduction of legislation proposing the redirection of the funds, Nelnet discontinued adding new loans that qualify for the provision. In the past, however, as a prudent business decision made in a highly competitive market, Nelnet applied for, received, and continues to receive payments pursuant to this provision available to it under current law.

      Nelnet's overall size, rapid growth, portfolio composition, and timing as one of the last among those who utilized the provision naturally positioned us as a large beneficiary.

4. If many other student loan providers have used this provision, why is Nelnet receiving all of the media scrutiny?

      Unfortunately, our openness about both benefiting from and opposing the provision has made us a target for critics of the FFEL Program. We have routinely communicated our activities regarding our use of the provision in both press releases and public filings and have been strong public leaders in calling for its elimination.

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5.    Senator Edward Kennedy recently asked the Securities and Exchange
      Commission to review Nelnet. Do his concerns have merit?

      Nelnet has been by far the most open about its actions and, after a preliminary review with counsel, Nelnet strongly believes the concerns expressed by Senator Kennedy are wholly unfounded. Nelnet is confident in its business and accounting practices and, in the event of any inquiry, will provide our full cooperation.

6.    Why has Nelnet waited to respond to media stories until now?

      We've been reserved in our comments until this time because we see this as a political issue and trust that Congress is taking the appropriate steps to redirect this funding to expand front-end student access. However, our commitment to students, schools, and our customers compels us to respond to the September 21, 2004, letter from Senator Edward Kennedy to the Securities and Exchange Commission.

7.    What are Nelnet's next steps with regard to this matter?

      We take such matters very seriously, but will not lose our focus on making educational dreams possible by providing high quality products and superior services for our customers. In fact, to ensure we retain the trust of our valued customers and business partners, we'll be working harder than ever in maintaining the highest standards that have allowed us to serve millions of students and hundreds of schools across the country.